UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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NaviSite, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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400 Minuteman Road
Andover, Massachusetts 01810

November 13, 2007

Dear NaviSite Stockholders:

I am pleased to invite you to attend the 2007 Annual Meeting of Stockholders of NaviSite, Inc. to be held on Wednesday, December 12, 2007 at 9:00 a.m., local time, at the Taj Boston hotel located at 15 Arlington Street, Boston, MA 02116.

Specific details regarding admission to the meeting and the business to be conducted at the Annual Meeting are included in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. We encourage you to carefully read these materials, as well as the enclosed Annual Report to Stockholders for the fiscal year ended July 31, 2007. NaviSite’s Board of Directors recommends that you vote in favor of each of the director nominees and for each other proposal set forth in the Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will ensure that your shares are represented and voted at the Annual Meeting by completing and returning the enclosed proxy card. If you do attend the Annual Meeting, you may withdraw your proxy and vote in person if you so desire.

Thank you for your continued support.

Sincerely,

Arthur P. Becker
Chief Executive Officer and President

NAVISITE, INC.
400 Minuteman Road
Andover, MA 01810

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Wednesday, December 12, 2007

To the Stockholders of NaviSite, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of NaviSite, Inc., a Delaware corporation (“NaviSite”), will be held on Wednesday, December 12, 2007 at 9:00 a.m., local time, at the Taj Boston hotel located at 15 Arlington Street, Boston, MA 02116, to consider and act upon the following matters:

(1) To elect five members of the Board of Directors of NaviSite to serve for a one-year term;

(2) To amend and restate the Company’s 1999 Employee Stock Purchase Plan, as amended, to (i) increase the number of shares of Common Stock issuable thereunder by 500,000 shares and (ii) decrease the number of offering periods per year from four to two;

(3) To ratify the appointment of KPMG LLP as NaviSite’s independent registered public accounting firm for the fiscal year ending July 31, 2008; and

(4) To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has no knowledge of any other business to be transacted at the Annual Meeting.

A copy of NaviSite’s Annual Report to Stockholders for the fiscal year ended July 31, 2007, which contains consolidated financial statements and other information of interest to stockholders, is included with this Notice and Proxy Statement.

Admission of stockholders to the Annual Meeting will be on a first-come, first-served basis, and picture identification will be required to enter the Annual Meeting. Each stockholder will be entitled to bring one guest to the Annual Meeting. An individual arriving without picture identification will not be admitted unless it can be verified that the individual is a NaviSite stockholder. Cameras, cellular phones, recording equipment and other electronic devices will not be permitted at the Annual Meeting. NaviSite reserves the right to inspect any persons or items prior to their admission to the Annual Meeting.

Only stockholders of record as of the close of business on Monday, October 22, 2007 are entitled to notice of, and to vote at, the Annual Meeting. All stockholders are cordially invited to attend the meeting.

By order of the Board of Directors,
Monique Cormier
Secretary

Andover, Massachusetts
November 13, 2007

YOUR VOTE IS IMPORTANT.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED RETURN ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

NAVISITE, INC.

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held On Wednesday, December 12, 2007

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NaviSite, Inc., a Delaware corporation (“NaviSite”), for use at NaviSite’s 2007 Annual Meeting of Stockholders, which will be held on Wednesday, December 12, 2007 (the “Annual Meeting”) at 9:00 a.m., local time, at the Taj Boston hotel, 15 Arlington Street, Boston, MA 02116, and at any adjournments thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders (the “Notice of Annual Meeting”).

The Notice of Annual Meeting, this Proxy Statement, the accompanying proxy card and NaviSite’s Annual Report to Stockholders for the fiscal year ended July 31, 2007 (the “2007 Annual Report”) are being mailed to stockholders on or about November 15, 2007. NaviSite’s principal executive offices are located at 400 Minuteman Road, Andover, Massachusetts 01810 and its telephone number is (978) 682-8300.

Solicitation

The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by NaviSite. NaviSite may engage a paid proxy solicitor to assist in the solicitation. Copies of solicitation materials will be furnished to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of NaviSite’s common stock, $.01 par value per share, held in their names. In addition to the solicitation of proxies by mail, NaviSite’s directors, officers and other employees may, without additional compensation, solicit proxies by telephone, facsimile, electronic communication and personal interviews. NaviSite will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders.

Record Date, Voting Securities and Votes Required

Only holders of record of NaviSite common stock and NaviSite Series A Convertible Preferred Stock (the “Preferred Stock”) as of the close of business on Monday, October 22, 2007 (the “Record Date”) will be entitled to receive notice of and vote at the Annual Meeting and any adjournments thereof. On the Record Date, NaviSite had approximately 34,022,692 shares of common stock and 3,125,000 shares of Preferred Stock issued and outstanding and entitled to be voted. The holders of common stock and Preferred Stock are entitled to one vote for each share held as of the Record Date on any proposal presented at the Annual Meeting.

A majority of the shares of common stock and Preferred Stock issued and outstanding and entitled to be voted at the Meeting will constitute a quorum at the Annual Meeting. Votes withheld, abstentions and broker non-votes shall be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

The affirmative vote of the holders of a plurality of the votes cast at the Annual Meeting is required for the election of directors (Proposal No. 1). The affirmative vote of the holders of a majority of the shares of NaviSite common stock and Preferred Stock present or represented by proxy and voting on the matter is required to amend and restate NaviSite’s 1999 Employee Stock Purchase Plan (Proposal 2) and to ratify the appointment of KPMG LLP as NaviSite’s independent registered public accounting firm for the fiscal year ending July 31, 2008 (Proposal No. 3).

Shares which abstain from voting on a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter (“broker non-votes”) will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter. Accordingly, neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the election of directors (Proposal No. 1), which requires a plurality of the votes cast, or the amendment and restatement of NaviSite’s 1999 Employee Stock Purchase Plan (Proposal No. 2) and the ratification of the appointment of KPMG LLP as NaviSite’s independent registered public accounting firm (Proposal No. 3), all of which require an affirmative vote of a majority of the shares of NaviSite common stock and Preferred Stock present or represented by proxy and voting on the matter.

An automated system administered by NaviSite’s transfer agent tabulates the votes. The votes on each matter are tabulated separately.

To vote by mail, complete, date and sign the enclosed proxy card and return it in the enclosed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares.

Proxies

Voting By Proxy

Voting instructions are included on your proxy card. If you properly complete, sign and date your proxy card and return it to us (in the postage prepaid envelope provided) in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. If you sign and timely return your proxy card but do not indicate how your shares are to be voted with respect to one or more of the proposals to be voted on at the Annual Meeting, your shares will be voted for each of such proposals and in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting, and the individuals named in the proxy card will have discretionary authority to vote upon any adjournment of the Annual Meeting.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted by:

•	Notifying NaviSite’s Secretary in writing at the principal executive offices of NaviSite located at 400 Minuteman Road, Andover, MA 01810, Attention: Secretary, before the Annual Meeting that you have revoked your proxy; or

•	Attending the Annual Meeting and voting in person at the Annual Meeting.

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a proxy from your nominee authorizing you to vote your “street name” shares held as of the Record Date.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or 2007 Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or telephone number: Investor Relations Department, NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810, telephone: (978) 682-8300. If you want to receive separate copies of the Proxy Statement or 2007 Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact NaviSite at the above address and telephone number.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of September 30, 2007 (unless otherwise indicated), with respect to the beneficial ownership of NaviSite common stock and Preferred Stock by the following:

•	each person known by NaviSite to beneficially own more than 5% of the outstanding shares of NaviSite common stock or Preferred Stock;

•	each of NaviSite’s directors;

•	our Chief Executive Officer, the individuals serving as Chief Financial Officer of NaviSite during fiscal year 2007 and our other most highly compensated executive officer (together, the “Named Executive Officers”); and

•	all of the current executive officers and directors as a group.

For purposes of the following table, beneficial ownership is determined in accordance with the rules promulgated by the Securities and Exchange Commission (the “SEC”) and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise noted in the footnotes to the table, NaviSite believes that each person or entity named in the table has sole voting and investment power with respect to all shares of NaviSite common stock and Preferred Stock shown as beneficially owned by them (or shares such power with his or her spouse). Under such rules, shares of restricted stock, shares of NaviSite common stock issuable under options that are currently exercisable or exercisable within 60 days after September 30, 2007 (“Presently Exercisable Options”) and shares of our common stock issuable under warrants that are currently exercisable, or exercisable within 60 days after September 30, 2007 (“Presently Exercisable Warrants”) are deemed outstanding and are included in the number of shares beneficially owned by a person named in the table and are used to compute the percentage ownership of that person. These shares are not, however, deemed outstanding for computing the percentage ownership of any other person or entity. Unless otherwise indicated, the address of each person listed in the table is c/o NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810.

The percentage ownership of NaviSite common stock of each person or entity named in the following table is based on 33,773,399 shares of NaviSite common stock outstanding as of September 30, 2007, plus any shares of restricted stock, shares subject to Presently Exercisable Options and shares subject to Presently Exercisable Warrants held by such person. The percentage ownership of NaviSite Preferred Stock of each person or entity named in the following table is based on 3,125,000 shares of NaviSite Preferred Stock outstanding as of September 30, 2007.

	Amount and Nature of
	Beneficial Ownership
	Number of		Percentage	Number of	Percentage of
Name and Address of Beneficial Owner	Common Shares		of Common Stock	Preferred Shares	Preferred Stock

5% Stockholders
Atlantic Investors, LLC	15,095,828	(1)	44.7%	—	—
20 East 66th Street New York, NY 10021
Janus Capital Management LLC	3,613,750	(2)	10.7%	—	—
151 Detroit Street
Denver, CO 80206
netASPx Holdings, Inc.	—		—	2,878,510 (3)	92.1%
c/o GTCR Golder Rauner, LLC
6100 Sears Tower
Chicago, IL 60606
SPCP Group, LLC and SPCP Group III LLC	2,029,631	(4)	5.7%	—	—
c/o Silver Point Capital
Two Greenwich Plaza Greenwich, CT 06830
Directors and Named Executive Officers
Andrew Ruhan	78,750	(5)	*	—	—
Arthur P. Becker	1,378,389	(6)	3.9%	—	—
James Dennedy	113,750	(7)	*	—	—
Thomas R. Evans	93,750	(7)	*	—	—
Larry Schwartz	113,750	(7)	*	—	—
James W. Pluntze	283,857	(8)	*	—	—
Monique Cormier	84,608	(9)	*	—	—
John J. Gavin, Jr.(10)	—		—	—	—
All current executive officers and directors as a group (7 persons)	2,146,854	(11)	6.0%	—	—

*	Less than 1%.

(1)	Based on information provided by Atlantic Investors, LLC in its Amendment No. 8 to Schedule 13D dated February 1, 2007 filed with the SEC. Atlantic Investors, LLC is controlled by two managing members, Unicorn Worldwide Holdings Limited and Madison Technology LLC. Unicorn Worldwide Holdings Limited is jointly controlled by its Board members, Simon Cooper and Simon McNally. Mr. Becker is the managing member of Madison Technology LLC. Messrs. Cooper and McNally for Unicorn Worldwide Holdings Limited and Mr. Becker for Madison Technology LLC share voting and investment power over the securities held by Atlantic Investors, LLC. Mr. Ruhan holds a 10% equity interest in Unicorn Worldwide Holdings Limited, a managing member of Atlantic Investors, LLC. Atlantic Investors, LLC has informed us that the 15,095,828 shares of our common stock it currently holds are the only shares of our common stock currently held by them. Atlantic Investors, LLC, in managing its liquidity requirements from time to time, may pledge shares of NaviSite common stock as collateral to lenders; these arrangements are generally structured to preserve for Atlantic Investors, LLC beneficial ownership in the pledged securities.

(2)	Janus Capital Management LLC (“Janus Capital”) is a registered investment adviser, furnishing investment advice to various investment companies registered under Section 8 of the Investment

Company Act of 1940 and to individual and institutional clients (collectively, the “Managed Portfolios”). As a result of its role as investment adviser or sub adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 3,613,750 shares of NaviSite common stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights.

(3)	netASPx Holdings, Inc. is owned by GTCR Fund VI, LP, GTCR VI Executive Fund, LP and GTCR Associates VI, LP. GTCR Partners VI LP is the General Partner of the three aforementioned funds. The General Partner of GTCR Partners VI, LP, is GTCR Golder Rauner, LLC.

(4)	Consists of shares of common stock issuable upon the exercise of Presently Exercisable Warrants. SPCP Group, LLC is owned by Silver Point Capital Fund, L.P. (the “Fund”) and Silver Point Capital Offshore Fund (the “Offshore Fund”). Silver Point, L.P. (“Silver Point”) is the investment manager of the Fund and the Offshore Fund. Silver Point is controlled by Edward A. Mule and Robert J. O’Shea. SPCP Group III LLC is an affiliate of Silver Point (via common ownership) and is controlled by Messrs. Mule and O’Shea. SPCP Group, LLC and SPCP Group III LLC are no longer 5% stockholders of NaviSite.

(5)	Consists of shares of common stock issuable upon the exercise of Presently Exercisable Options. Excludes 15,095,828 shares of common stock owned by Atlantic Investors, LLC and 426,134 shares of common stock owned by Global Unicorn Worldwide Holdings S.A.R.L., a wholly owned subsidiary of Unicorn Worldwide Holdings Limited, with respect to all of which Mr. Ruhan disclaims beneficial ownership. Mr. Ruhan holds a 10% equity interest in Unicorn Worldwide Holdings Limited, a managing member of Atlantic Investors, LLC.

(6)	Consists of 131,640 shares of restricted stock, 213,067 shares of common stock owned by Madison Technology LLC and 1,033,682 shares of common stock issuable upon the exercise of Presently Exercisable Options. Mr. Becker disclaims personal pecuniary interest in 64,000 shares of common stock held by Madison Technology LLC for the benefit of his children. Excludes 15,095,828 shares of common stock owned by Atlantic Investors, LLC with respect to which Mr. Becker disclaims beneficial ownership. Mr. Becker is the managing member of Madison Technology LLC, a managing member of Atlantic Investors, LLC.

(7)	Consists of shares of common stock issuable upon the exercise of Presently Exercisable Options.

(8)	Includes 60,750 shares of restricted stock and 218,107 shares of common stock issuable upon the exercise of Presently Exercisable Options.

(9)	Consists of 29,250 shares of restricted stock and 55,358 shares of common stock issuable upon the exercise of Presently Exercisable Options.

(10)	Mr. Gavin served as the Company’s Chief Financial Officer until his resignation, which was effective January 1, 2007.

(11)	Includes 221,640 shares of restricted stock, 213,067 shares of common stock owned by Madison Technology LLC and 1,707,147 shares of common stock issuable upon the exercise of Presently Exercisable Options. Excludes 15,095,828 shares of common stock owned by Atlantic Investors, LLC with respect to which Messrs. Ruhan and Becker disclaim beneficial ownership, and 426,134 shares of common stock owned by Global Unicorn Worldwide Holdings S.A.R.L. with respect to which Mr. Ruhan disclaims beneficial ownership.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Pursuant to NaviSite’s By-Laws, all of the directors are elected at each annual meeting of stockholders and hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal. The By-Laws further provide that the number of directors shall be determined from time to time by resolution of the Board of Directors or by the holders of shares representing a majority of the votes entitled to be cast by all stockholders in any annual election of directors.

The Board of Directors currently has five members. The current members of the Board of Directors are Messrs. Andrew Ruhan, Arthur P. Becker, James Dennedy, Thomas R. Evans and Larry Schwartz.

The Board of Directors recommends that the five nominees named below be elected as directors of NaviSite. The persons named as proxies will vote to elect the five nominees named below as directors of NaviSite unless the proxy card is marked otherwise. Each nominee is presently serving as a director, has consented to being named in this Proxy Statement and has indicated his willingness to serve if elected. If for any reason any nominee should become unable or unwilling to serve, the persons named as proxies may vote the proxy for the election of a substitute nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve.

Biographical and certain other information concerning NaviSite’s nominees for re-election to the Board of Directors, each of whom is presently serving as a director, is set forth below. Information with respect to the number of shares of NaviSite common stock beneficially owned by each director, as of September 30, 2007, appears above in the section entitled “Security Ownership of Certain Beneficial Owners and Management.” No director or executive officer is related by blood, marriage or adoption to any other director or executive officer.

Nominees for Election to the Board of Directors

Andrew Ruhan, age 45, has served as Chairman of the Board of NaviSite since September 2002. Mr. Ruhan is also a Managing Director of Bridgehouse Capital, a London-based private equity investment advisory firm. Since 2000, Mr. Ruhan has served as Chief Executive Officer of ClearBlue Technologies, Inc., a managed service provider and an affiliate of NaviSite (“CBT”). From 1998 to 2002, Mr. Ruhan was the co-founder and Chief Executive Officer of GlobalSwitch Group, a data center company in the United Kingdom.

Arthur P. Becker, age 57, has served as a director of NaviSite since September 2002 and its Chief Executive Officer and President since February 2003. Since 2000, Mr. Becker has served as Vice Chairman and a director of CBT. Mr. Becker is also a co-founder of Atlantic Investors, LLC, a holder of approximately 44.7% of the outstanding shares of NaviSite common stock as of the Record Date. From 1999 to February 2003, Mr. Becker was a private investor and since 1999 he has been the Managing Member of Madison Technology LLC, an investment fund that is focused on technology and telecommunications companies. Madison Technology LLC is a managing member of Atlantic Investors, LLC.

James Dennedy, age 42, has served as a director of NaviSite since January 2003. Since September 2007, Mr. Dennedy has been Managing Partner of Hamilton-Madison Group, LLC, a capital management and corporate development company. From November 2004 until August 2007, Mr. Dennedy was the President and Chief Executive Officer of Engyro Corporation, an enterprise systems and network management company. From September 2003 until November 2004, Mr. Dennedy served as a Managing Partner of Mitchell-Wright, LLC, a technology buy-out and investment company. From August 2002 to September 2003, Mr. Dennedy was the President of Strategic Software Holdings, LLC, an investment firm making equity investments and buyouts on behalf of itself and its investors in the enterprise software industry. From March 2001 to March 2002, Mr. Dennedy served as President of divine Managed Services, a technology services company.

Thomas R. Evans, age 53, has served as a director of NaviSite since October 2003. Since June 2004, Mr. Evans has been the Chief Executive Officer and President of Bankrate, Inc., an Internet-based consumer banking marketplace. Mr. Evans also serves on the Board of Directors of Bankrate. From September 2002 to June 2004, Mr. Evans was a private investor and consultant. From August 1999 to August 2002, Mr. Evans served as Chairman of the Board and Chief Executive Officer for Official Payments Corp., an online payment service for government taxes and fees. Mr. Evans is also a director of Future Fuel Corp.

Larry Schwartz, age 44, has served as a director of NaviSite since May 2003. Since August 2004, Mr. Schwartz has served as the Chief Executive Officer of Bridgehouse Marine Limited, a company that acquires and manages companies providing marine services to the telecommunications and energy industries. In January 2004, Mr. Schwartz founded The Wenham Group, a private equity investment firm. From May

2000 to December 2003, Mr. Schwartz was the Senior Vice President and Chief Restructuring Officer for Genuity Inc., where Mr. Schwartz also served as a member of Genuity’s senior management committee.

The Board of Directors recommends a vote FOR the election of the above-named nominees as directors of NaviSite.

PROPOSAL 2

AMENDMENT AND RESTATEMENT OF NAVISITE’S 1999 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER

General

NaviSite’s 1999 Employee Stock Purchase Plan (the “ESPP”) was adopted by the Board of Directors and approved by the stockholders in October 1999. A total of 6,666 shares of NaviSite common stock, as adjusted, were initially reserved for issuance thereunder. An amendment to increase the number of shares reserved for issuance under the ESPP to 16,666 shares, as adjusted, was adopted by the Board of Directors on October 1, 2000 and approved by the stockholders on December 20, 2000. As of September 30, 2007, 16,657 of the shares reserved for issuance under the ESPP (without giving effect to the proposed amendment) had been issued.

The Board of Directors believes that it is in the best interest of NaviSite to provide employees with an opportunity to purchase NaviSite common stock through payroll deductions. Accordingly, on November 8, 2007, the Board of Directors approved, subject to stockholder approval, an amendment and restatement of the ESPP to (i) increase the number of shares reserved for issuance under the ESPP from 16,666 shares, as adjusted, to 516,666 shares (subject to adjustment for certain changes in NaviSite’s capitalization) and (ii) decrease the number of offering periods per year under the ESPP from four to two.

Summary of the ESPP

The following summary of the ESPP is qualified in its entirety by reference to the full text of the ESPP, a copy of which is attached as Appendix I to the electronic copy of this Proxy Statement filed with the SEC and may be accessed from the SEC’s home page (www.sec.gov). In addition, a copy of the ESPP may be obtained by making a written request to the General Counsel of NaviSite.

Purpose

The purpose of the ESPP is to provide employees of NaviSite, and of any majority-owned subsidiaries designated by the Board of Directors, who participate in the ESPP with an opportunity to purchase NaviSite common stock through payroll deductions.

Administration

The ESPP is currently being administered by the Board of Directors, although that body may appoint a committee to perform that function. All questions of interpretation or application of the ESPP are determined in the sole discretion of the Board of Directors or its committee, and its decisions are final and binding upon all participants. Members of the Board of Directors who are eligible employees are permitted to participate in the ESPP, but may not vote on any matter affecting the administration of the ESPP or the grant of any option pursuant to the ESPP. No member of the Board of Directors who is eligible to participate in the ESPP may be a member of the committee appointed to administer the ESPP. No charges for administrative or other costs may be made against the payroll deductions of a participant in the ESPP. Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the ESPP.

Eligibility; Participation

Any person who is employed by NaviSite (or by any subsidiary designated by the Board of Directors) (a) for at least 20 hours per week and (b) on the first day of a Plan Period (as defined below) is eligible to participate in the ESPP. As of September 30, 2007, approximately 750 employees were eligible to participate in the ESPP.

Eligible employees become participants in the ESPP by completing and delivering a payroll deduction authorization. An employee who becomes eligible to participate in the ESPP after the commencement of an offering period may not participate in the ESPP until the commencement of the next offering period.

Offerings

The ESPP was originally implemented by consecutive three-month offering periods. The initial offering period began on October 22, 1999 and ended on February 29, 2000. Each subsequent offering period commenced on the date immediately following the end of the preceding offering period and ended on the last day of the third full month thereafter. Each such period is referred to as a “Plan Period.” The proposed amendment to the ESPP would change each Plan Period from three to six months so that there would be two Plan Periods per year. If the amendment and restatement of the ESPP is approved, the first new Plan Period will begin on January 1, 2008 and end on June 30, 2008. Each subsequent offering period will commence on the date immediately following the end of the preceding offering period and will end on the last day of the sixth full month thereafter. The Board of Directors has the power to alter the duration of a Plan Period without stockholder approval if such change is announced prior to the scheduled beginning of the first offering period to be affected.

Purchase Price

The purchase price per share at which shares are purchased under the ESPP is the lower of 85% of the fair market value of a share of NaviSite common stock on (a) the first day of business of a Plan Period or (b) the last business day of the Plan Period. The fair market value of NaviSite common stock on a given date is equal to its closing price on the Nasdaq Capital Market on such date.

Payment of Purchase Price; Payroll Deductions

ESPP shares are purchased with funds that are accumulated through payroll deductions during the offering period. The deductions may not exceed 10% of a participant’s eligible compensation, as that term is defined in the ESPP. A participant may increase, decrease or discontinue payroll deductions once during a Plan Period.

All payroll deductions are credited to the participant’s account under the ESPP; no interest accrues on the payroll deductions. All payroll deductions received or held by NaviSite may be used by NaviSite for any corporate purpose and such payroll deductions need not be segregated.

Purchase of Stock; Exercise of Option

At the beginning of each Plan Period, each participating employee is in effect granted an option to purchase shares of common stock. The maximum number of shares placed under option to a participant in an offering period is determined by multiplying $2,083 by the number of full months in the Plan Period and dividing the result by the closing price of NaviSite common stock on the first day of such Plan Period.

Withdrawal

A participant may terminate his or her participation in the ESPP at any time prior to the end of a Plan Period. All of the participant’s accumulated payroll deductions will be paid to the participant promptly after receipt of his or her notice of withdrawal and his or her participation in the current offering period will be automatically terminated. No resumption of payroll deductions will occur on behalf of such participant unless such participant re-enrolls in the ESPP during the applicable open enrollment period preceding the commencement of a subsequent offering period. A participant’s withdrawal from the ESPP during an offering period does not have any effect upon such participant’s eligibility to participate in subsequent offering periods under the ESPP.

Termination of Employment

Termination of a participant’s employment for any reason, including retirement or death, cancels his or her participation in the ESPP immediately. In such event, the payroll deductions credited to the participant’s account will be returned to such participant or, in the case of death, to the person or persons designated in the subscription agreement.

Capital Changes

If any change is made in the capitalization of NaviSite, such as stock splits or stock dividends, which results in an increase or decrease in the number of shares of NaviSite common stock outstanding without receipt of consideration by NaviSite, appropriate adjustments will be made in the number of shares subject to purchase and in the purchase price per share, subject to any required action by the stockholders of NaviSite. In the event of the proposed sale of all or substantially all of the assets of NaviSite or the merger of NaviSite with or into another entity, (a) each holder of outstanding options shall be entitled to, upon exercise of the option, receive in lieu of shares of NaviSite common stock, rights to the consideration received by holders of NaviSite common stock pursuant to the terms of such transaction; (b) all outstanding options may be cancelled and all payroll deductions shall be paid out to participating employees; or (c) all outstanding options may be cancelled by the Board of Directors or its committee as of the effective date of any such transaction, provided that notice of such cancellation shall be given to each holder of an option, and each holder of an Option shall have the right to exercise such option in full based on payroll deductions then credited to his account as of a date determined by the Board of Directors or its committee, which date shall not be less than ten (10) days preceding the effective date of such transaction.

Amendment and Termination of the ESPP

The Board of Directors may at any time amend or terminate the ESPP. An offering period may be terminated by the Board of Directors on any purchase date if it determines that the termination of the offering period or the ESPP is in the best interests of NaviSite and its stockholders. No amendment may be made to the ESPP without prior approval of the stockholders of NaviSite where such approval is necessary to comply with Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) (i.e., if such amendment would increase the number of shares reserved under the ESPP or modify the eligibility requirements) and in no event may any amendment be made which would cause the ESPP to fail to comply with Section 423 of the Code.

Certain Federal Income Tax Information

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares have been held by the participant for more than two years after the offering date and more than one year after the purchase date, the excess of the fair market value of the shares at the time of such disposition over the purchase price will be treated as capital gain. If the shares are disposed of before the expiration of these holding periods, the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income, and any further gain or any loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period. NaviSite is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income reported by participants upon disposition of shares prior to the expiration of the two holding periods described above.

The foregoing is only a summary of the effect of federal income taxation upon the participant and NaviSite with respect to the purchase of shares under the ESPP, is not intended to be complete, and does not discuss the income tax laws of any municipality, state or foreign country.

Participation in the ESPP

Participation in the ESPP is voluntary and dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the ESPP are not determinable. Non-employee directors are not eligible to participate in the ESPP.

The Board of Directors recommends a vote FOR the approval of the amendment and restatement of NaviSite’s 1999 Employee Stock Purchase Plan.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as NaviSite’s independent registered public accounting firm to audit NaviSite’s financial statements for the fiscal year ending July 31, 2008. KPMG LLP has audited the financial statements of NaviSite for each fiscal year since NaviSite’s inception. If the stockholders do not ratify the selection of KPMG LLP as NaviSite’s independent registered public accounting firm, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in NaviSite’s and its stockholders’ best interests. A representative of KPMG LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR ratification of the selection of KPMG LLP as NaviSite’s independent registered public accounting firm for the fiscal year ending July 31, 2008.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of Members of the Board of Directors

The Board of Directors has determined that each of Messrs. James Dennedy, Thomas Evans and Larry Schwartz, constituting a majority of the directors of the Company, is an independent director as defined in the rules of The Nasdaq Stock Market, and none of Messrs. Dennedy, Evans and Schwartz has a material relationship with NaviSite other than by virtue of his service on the Board of Directors.

Board and Committee Meetings

The Board of Directors held 6 meetings during the fiscal year ended July 31, 2007. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which he served. NaviSite strongly encourages all directors to attend the annual meeting of stockholders. All members of the Board of Directors attended the 2006 Annual Meeting of Stockholders.

Committees of the Board of Directors

The Board of Directors has designated two principal standing committees, an audit committee (the “Audit Committee”) and a Governance, Nominating and Compensation committee (the “GNC Committee”), which replaced the Company’s Compensation Committee on April 24, 2007. The current members of the Audit Committee and the GNC Committee are identified in the following table:

Name	Audit Committee	GNC Committee

James Dennedy	Chair	X
Thomas R. Evans	X	X
Larry Schwartz	X	Chair

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibilities to stockholders concerning NaviSite’s financial reporting and internal controls. The Audit Committee facilitates open communication among the Audit Committee, Board of Directors, NaviSite’s independent registered public accounting firm and management. The Audit Committee discusses with management and NaviSite’s independent registered public accounting firm the financial information developed by NaviSite, NaviSite’s systems of internal controls and NaviSite’s audit process. The Audit Committee is solely and directly responsible for appointing, evaluating, retaining, and, where necessary, terminating the engagement of NaviSite’s independent registered public accounting firm. The independent registered public accounting firm meets with the Audit Committee (both with and without the presence of NaviSite’s management) to review and discuss various matters pertaining to the audit, including NaviSite’s financial statements, the report of the independent registered public accounting firm on the results, scope and terms of their work, and their recommendations concerning the financial practices, controls, procedures and policies employed by NaviSite.

The Audit Committee preapproves all audit services to be provided to NaviSite by the principal auditor and all other services (including reviewing, attestation and non-audit services) to be provided to NaviSite by the independent registered public accounting firm.

The Audit Committee is charged with establishing procedures for (i) the receipt, retention and treatment of complaints received by NaviSite regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of NaviSite of concerns regarding questionable accounting or auditing matters. The Audit Committee reviews all related party transactions on an ongoing basis, and all such transactions must be approved by the Audit Committee. The Audit Committee is authorized, without further action by the Board of Directors, to engage independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on NaviSite’s website, www.navisite.com.

The Board of Directors has determined that all of the members of the Audit Committee are independent as defined under the rules of The Nasdaq Stock Market, and that the Audit Committee members meet the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934. The Board of Directors has determined that James Dennedy is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. During the last fiscal year, the Audit Committee held 8 meetings.

GNC Committee

The GNC Committee assists the Board of Directors in fulfilling its responsibilities relating to (i) compensation of the Company’s executive officers, (ii) the director nomination process and (iii) reviewing NaviSite’s compliance with NASDAQ and SEC corporate governance requirements. The Board of Directors has adopted a written charter for the GNC Committee, a copy of which is available on NaviSite’s website, www.navisite.com. The Board of Directors has determined that all of the members of the GNC Committee are independent as defined under the rules of The Nasdaq Stock Market. During the last fiscal year, the GNC Committee held 3 meetings, in addition to the 2 meetings of the Compensation Committee prior to its creation.

The GNC Committee determines salaries, incentives and other forms of compensation for the Chief Executive Officer and the executive officers of NaviSite and reviews and makes recommendations to the Board of Directors with respect to director compensation. In addition, the GNC Committee administers NaviSite’s stock incentive compensation and equity-based plans.

The GNC Committee makes recommendations to the Board of Directors concerning all facets of the director nominee selection process. Generally, the GNC Committee identifies candidates for director nominees in consultation with management and the independent members of the Board, through the use of search firms or other advisers, through the recommendations submitted by stockholders or through such other methods as the GNC Committee deems to be helpful to identify candidates. Once candidates have been identified, the GNC Committee confirms that the candidates meet the qualifications for director nominees established by the Board. The GNC Committee may gather information about the candidates through interviews, questionnaires, background checks, or any other means that the GNC Committee deems to be helpful in the evaluation process. The GNC Committee meets to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Upon selection of a qualified candidate, the GNC Committee would recommend the candidate for consideration by the full Board of Directors.

In considering whether to include any particular candidate in the Board’s slate of recommended director nominees, the Board will consider the candidate’s integrity, education, business acumen, knowledge of NaviSite’s business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Board does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. NaviSite believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The GNC Committee will consider director candidates who are recommended by the stockholders of NaviSite. Such recommendation for nomination must be in writing and include the following:

•	Name and address of the stockholder making the recommendation;

•	Number of shares of NaviSite common stock that are owned beneficially and held of record by such stockholder;

•	Name and address of the individual recommended for consideration as a director nominee;

•	Principal occupation and experience of the director nominee;

•	Total number of shares of NaviSite common stock that will be voted for the director nominee by the stockholder making the recommendation; and

•	A written statement from the stockholder making the recommendation stating whether the director nominee has indicated his or her willingness to serve if elected and why such recommended candidate would be able to fulfill the duties of a director.

Nominations must be sent to the attention of the Secretary of NaviSite by U.S. mail to NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810. The Secretary will then provide the nomination to the GNC Committee for consideration. Assuming that the required material has been provided on a timely basis, the GNC Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholder Communications with the Board of Directors

Stockholders may communicate with the Board of Directors by sending written communications to the Board of Directors or any individual member of the Board of Directors to the following address: Board of Directors, c/o Secretary, NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810. The Secretary will forward all such correspondence accordingly, except for mass mailings, job inquiries, surveys, business solicitations or advertisements, personal grievances, matters as to which NaviSite tends to receive repetitive or duplicative communications, or patently offensive or otherwise inappropriate material.

MANAGEMENT

Officers are appointed annually by the Board and serve at the discretion of the Board. Set forth below is information regarding the current executive officers of NaviSite.

Name	Age	Position

Arthur P. Becker	57	Chief Executive Officer, President and Director
James W. Pluntze	46	Chief Financial Officer and Treasurer
Monique Cormier	39	General Counsel, Vice President and Secretary

Arthur P. Becker has served as a director of NaviSite since September 2002 and its Chief Executive Officer and President since February 2003. Since 2000, Mr. Becker has served as Vice Chairman and a director of CBT. Mr. Becker is also a co-founder of Atlantic Investors, LLC, a holder of approximately 44.7% of the outstanding shares of NaviSite common stock as of the Record Date. From 1999 to February 2003, Mr. Becker was a private investor and since 1999 he has been the Managing Member of Madison Technology LLC, an investment fund that is focused on technology and telecommunications companies. Madison Technology LLC is a managing member of Atlantic Investors, LLC.

James W. Pluntze has served as Chief Financial Officer and Treasurer of NaviSite since January 2007. Mr. Pluntze first joined NaviSite in 2002 as a director and as the Chairman of the Audit Committee. From March 2003 until May 2005, Mr. Pluntze served as the acting Chief Financial Officer of NaviSite and from May 2005 until January 2007, Mr. Pluntze served as NaviSite’s Senior Vice President of Finance.

Monique Cormier has served as the General Counsel, Vice President and Secretary of NaviSite since August 2005. From August 2004 to August 2005, Ms. Cormier served as Associate General Counsel for NaviSite. From March 2004 to July 2005, Ms. Cormier served as a Corporate Associate for Todtman, Nachamie Spizz & Johns, LLP, a general practice law firm. From September 2000 to October 2003, Ms. Cormier served as a Corporate Associate for Gunderson Dettmer, LLP, a full service law firm.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

We place a great deal of importance on recruiting, hiring, retaining and motivating high quality personnel. Our executive compensation program has three objectives: (i) to align the interests of our executive officers with the interests of our stockholders by basing a significant portion of an executive’s compensation on our performance; (ii) to attract and retain talented executive officers who can contribute to our success; and (iii) to provide incentives for superior performance by our executives. Historically, we have chosen to achieve these objectives through salary increases, cash and stock bonuses and periodic stock option grants.

The GNC Committee’s Process

Our GNC Committee annually reviews and approves the compensation of all of our executive officers. In its review, the GNC Committee assesses the competitiveness of our executive compensation program by comparing our pay practices with those of other companies whose business and financial condition are similar to that of NaviSite’s. In determining individual salaries and bonuses, the GNC Committee considers overall corporate performance, business unit performance, individual performance and an individual’s historical salary and bonus levels.

Our GNC Committee recently adopted a written Policy Regarding Compensation of Executive Officers (the “Compensation Policy”). Under the Compensation Policy, the aggregate compensation of our executive officers, including annual base salary, target bonus and long-term incentive compensation, will be reviewed by the GNC Committee annually the first week of June.

Compensation Consultant

Our compensation consultant, DolmatConnell & Partners, provided executive and Board compensation analysis, developed an appropriate data source for comparative purposes, presented market competitive long-term incentive stock grant practices, reviewed stock ownership guidelines and alternatives to stock granting practices, developed long-term incentive strategies and developed allocation guidelines.

Role of Executive Officers in Compensation Decisions

Our GNC Committee makes all determinations affecting the compensation for our executive officers, including our Chief Executive Officer, or CEO. Our GNC Committee receives our CEO’s recommendations with respect to all components of our executive officers’ compensation. Our GNC Committee expressly retains the right to exercise its discretion in modifying any adjustments or awards recommended by the CEO. In the case of our CEO’s compensation, our GNC Committee conducts its own evaluation of his performance and does not request any recommendation from our CEO regarding his compensation. Ultimately, our GNC Committee reserves to itself discretion with respect to all compensation of our executive officers.

Compensation Elements

Elements of compensation for our executive officers include

•	base salary

•	annual bonuses

•	long-term incentive awards

•	employee benefits

•	perquisites and personal benefits.

Our policy for allocating between currently paid and long-term compensation is to ensure adequate base compensation to attract and retain our personnel, while providing incentives to maximize our long-term value for our stockholders. We do not adhere to rigid formulas or targets in determining the mix of compensation elements. We incorporate flexibility into our compensation structure to respond to the changing business environment and needs of the Company.

Base Salaries. A competitive base salary is the foundation of our compensation structure and we believe it is required to attract, retain and motivate the executive officers in alignment with our business strategies. Absent a promotion or significant increase in responsibilities, our GNC Committee reviews base salaries of our executive officers in the context of existing salaries. In fiscal 2007, our Committee reviewed our executive officers’ base salaries and approved base salary increases of 27% for Mr. Becker, 25% for Mr. Pluntze and 6% for Ms. Cormier. Mr. Becker’s salary increase reflected the growing size of the Company and brought his base salary in line with comparable companies. Mr. Pluntze’s salary increase reflected his new position as Chief Financial Officer and Ms. Cormier’s salary increase was reflective of her prior year performance.

Annual Bonuses. A significant portion of the direct cash compensation for our executive officers consists of annual incentive bonuses. Bonus targets for our executive officers are tied to performance measures at the corporate level. Our GNC Committee established a target bonus opportunity for each of our executive officers for fiscal 2007 under our FY 2007 Executive Management Bonus Program. Of the bonus potential for each of the executive officers, 75% is based on Corporate EBITDA (fiscal 2007 target of $28,000,000) and 25% is based on Corporate Revenue (fiscal 2007 target of $130,249,000). Each executive officer also had an over-achievement bonus opportunity based on Corporate EBITDA achievement between $28,000,000 and $32,000,000. Depending on NaviSite’s performance, bonuses could range from 0% to 148% of each executive’s target bonus. Actual bonus payments for fiscal 2007 are set forth in the Summary Compensation Table and reflect that we achieved (i) 86% of our Corporate EBITDA target and (ii) 97% of our Corporate Revenue target. Bonuses under the Bonus Program were 75% of target bonuses.

Long-Term Equity Incentives. The GNC Committee believes that placing a portion of an executive’s total compensation in the form of stock options achieves three objectives: (i) it aligns the interest of our executives directly with those of our stockholders; (ii) it gives executives a significant long-term interest in our success; and (iii) it helps us retain key executives. In determining the number and terms of options to grant an executive, the GNC Committee will primarily consider the executive’s past performance and the degree to which an incentive for long-term performance would benefit NaviSite. The GNC Committee also considers the number of shares of our common stock covered by, and the exercise price of, outstanding stock options, the total number of shares reserved for issuance under our stock option plans, our projected hiring needs for the near future and our recent performance.

In fiscal 2007, we granted a total of 75,000 stock options to our executive officers. Because the exercise price of stock options was equal to the closing price of our common stock on the date of grant, these stock options will only deliver a reward if the stock price appreciates from the price on the date the stock options were granted. This design is intended to focus executive officers on the long-term enhancement of stockholder value. The number of shares of common stock subject to stock option awards granted to our executive officers in fiscal 2007 was based primarily on the dollar value of the award granted. As a result, the number of shares underlying stock option awards will likely vary from year to year as it is dependent on the price of our common stock on the date of grant.

Beginning in fiscal 2008 under the Compensation Policy, long-term incentive compensation for executive officers will be comprised of grants of shares of restricted stock (the “Annual Restricted Stock Grants”). The Annual Restricted Stock Grants will be comprised of (i) grants that are subject to three year time-vesting with 1/3 of the shares vesting on each of the first, second and third anniversaries of the grant date, and (ii) performance-based grants that are subject to vesting at the rate of 1/3 of the shares on each of the first, second and third anniversaries of the grant date, provided that the performance-based grants will be fully vested upon the achievement of financial performance targets established annually by the Board for the applicable fiscal year. The number of shares subject to the Annual Restricted Stock Grants will be determined by the GNC Committee each year. The effective grant date of the Annual Restricted Stock Grants will be June 15th of each year, beginning with fiscal 2009. The effective grant date for fiscal 2008 was August 21, 2007.

Employee Benefits. We sponsor the following benefits under which our executive officers and other eligible employees may participate. The cost of such coverage for employee and dependents is partially borne by the executive or employee and dependent upon coverage elected. Eligibility for participation is upon hire, most benefits include a prerequisite of working 30-hours or more per week on a consistent basis.

•	Health Insurance-Offer an HMO and two PPO plans which provide for in and out of network coverage.

•	Dental Insurance-Provide 100% coverage for preventative, 80% basic restorative, 50% major restorative. Deductible is $50/$150 calendar year basic or major. Orthodontic 50% to $1,500 maximum.

•	Vision-Hardware reimbursement for glasses, lenses, contacts. $150 per person/$400 family. No premium cost.

•	Life/AD&D-Benefit equal to two times their base annual salary, not to exceed $500,000. Commission, bonus and overtime excluded. 100% paid by company. Supplemental life/AD&D also offered. Cost borne by executive or employee.

•	STD/LTD-NaviSite bears the cost of these policies. Optional employee purchase of tax free benefit offered.

•	FSA (Flexible Spending Account Health/Dependent)-Allows use of pre-tax dollars to cover certain expenses not covered by insurance.

•	401(k) Plan-All of our employees who work in the US are eligible to participate in the 401(k) Plan if they meet eligibility requirements. Contribute on a pre-tax basis, up to 50% of their respective total income (includes commission, bonus and overtime) from us, subject to a maximum aggregate annual contribution imposed by the IRS. We currently have no employer match.

•	Employee Assistance Program-24/7 confidential hotline and website assistance.

Executive Officer Agreements

We have employment agreements and indemnification agreements with our executive officers. We have also entered into Separation Agreements with our executive officers. Under these agreements, these officers will be entitled to receive severance benefits upon termination by NaviSite without cause or by the executive officer for good reason following a change in control. See “Employment Agreements” and “Potential Payments Upon Termination or Change in Control” below for a more detailed description of these agreements. We believe that the potential benefits provided by these agreements will help: (i) assure that our executive officers can give their full attention and dedication to our business, free from distractions caused by personal uncertainties and risks related to a pending or threatened change in control, (ii) assure our executive officers’ objectivity in considering shareholders’ interests, (iii) assure our executive officers of fair treatment in case of involuntary termination following a change in control, and (iv) attract and retain key executive talent.

Tax and Accounting Considerations

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a federal income tax deduction to public companies for certain compensation over $1,000,000 paid to certain officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The GNC Committee intends to review the potential effects of Section 162(m) of the Code periodically and intends to structure our stock option grants and certain other equity-based awards in a manner that is intended to avoid disallowances under Section 162(m) of the Code unless the GNC Committee believes that such compliance would not be in the best interest of us or our stockholders.

Accounting for Stock-Based Compensation. Beginning on August 1, 2005, the Company began accounting for stock-based payments including stock option awards in accordance with the requirements of Statement of Financial Accounting Standards No. 123 (Revised), Share Based Payment.

GNC Committee Report

The GNC Committee has reviewed and discussed the Compensation Discussion and Analysis required by Regulation S-K 402(b) with management. Based on this review and discussion, the GNC Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

By the Governance, Nominating and
Compensation Committee

Larry Schwartz, Chairman
James Dennedy
Thomas R. Evans

The information contained in the foregoing report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference into any of NaviSite’s previous or future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent specifically incorporated by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

Summary Compensation Table

					All Other
		Salary	Bonus	Option Awards	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)	($)

Arthur P. Becker	2007	$350,000	$187,500	$367,218	—	$904,718
Chief Executive Officer and President
James W. Pluntze(3)	2007	$204,231	$75,000	$98,155	—	$377,386
Chief Financial Officer and Treasurer
Monique Cormier	2007	$190,000	$41,250	$21,063	—	$252,313
General Counsel, Vice President and Secretary
John J. Gavin, Jr.(4)	2007	$116,346	—	$198,459	$13,702 (5)	$250,507
Former Chief Financial Officer

(1)	Bonuses were earned under the FY 2007 Executive Management Bonus Program. Bonuses were not paid until September 28, 2007.

(2)	Reflects the fiscal 2007 expense for stock option awards granted to the Named Executives. Amounts reflect the compensation cost recorded in the fiscal 2007 consolidated financial statements for each named individual and includes grants made in previous years for which compensation expense is required to be recognized in accordance with Financial Accounting Standards Board “Share Based Payment, an amendment of FASB Statements No 123 and 95” (SFAS 123R). The expense has been calculated based on the grant date fair value of the respective awards using a Black-Scholes option pricing model. Please refer to footnote 3(m) in our consolidated financial statements filed on Form 10-K for the fiscal year ended July 31, 2007. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that might be realized by the named individuals.

(3)	Mr. Pluntze was promoted to Chief Financial Officer on January 1, 2007.

(4)	Mr. Gavin resigned from the Company on January 1, 2007.

(5)	Consists of payment for unused vacation upon Mr. Gavin’s resignation.

The following table sets forth the details of options granted to the Named Executives during 2007.

GRANTS OF PLAN-BASED AWARDS

A
		All Other Option		B
		Awards: Number of		Exercise or Base	Grant Date Fair
		Securities		Price of Option	Value of Option
		Underlying Options		Awards	Awards
Name	Grant Date	(#)		($/Sh)	($)(2)

Arthur P. Becker	—	—		—	—
James W. Pluntze	11/28/2006	75,000	(1)	$4.14	$220,703
Monique Cormier	—	—		—	—
John J. Gavin, Jr.	—	—		—	—

(1)	The option was granted under the Amended and Restated 2003 Stock Incentive Plan. 25% of the option became exercisable on May 27, 2007. The remainder of the option is vesting in equal amounts each month for a three year period which began on May 27, 2007. The option expires on November 27, 2016.

(2)	Amount reflects the grant date fair value of the option computed in accordance with SFAS 123(R) using a Black-Scholes option pricing model. Please refer to footnote 3(m) in our consolidated financial statements filed on Form 10-K for the fiscal year ended July 31, 2007. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that might be realized by the named individual.

Employment Agreements

We entered into an employment agreement with Arthur P. Becker as of February 21, 2003, pursuant to which he is employed as our Chief Executive Officer and President. His agreement is for a continuous term, but subject to the provisions described under “Potential Payments Upon Termination or Change in Control”, may be terminated by either party at any time. Pursuant to this agreement, Mr. Becker is entitled to receive:

•	a base salary, currently $350,000 per year, which is reviewed by our GNC Committee annually (but no more frequently than annually);

•	an annual bonus upon our achievement of various financial and/or other goals established by the Board; and

•	fringe benefits, including stock options and health insurance and other benefits available to our employees.

We have also entered into an indemnification agreement with Mr. Becker pursuant to which he will be indemnified by us, subject to certain limitations, for any liabilities incurred by him in connection with his role as a director and officer of NaviSite.

We entered into an employment offer letter with Monique Cormier as of August 12, 2005, pursuant to which she is employed as our General Counsel. Pursuant to this agreement, Ms. Cormier is entitled to receive:

•	a base salary, currently $190,000 per year; and

•	fringe benefits, including stock options and health insurance and other benefits available to our employees.

For details regarding our obligations in the event of various potential circumstances of termination of employment for any of our executive officers, please see “Potential Payments Upon Termination or Change-In-Control” below.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised Options	Unexercised Options		Option
	(#)	(#)		Exercise Price	Option
Name	Exercisable	Unexercisable		($)	Expiration Date

Arthur P. Becker	40,000	—		$2.55	7/9/2013
	60,000	—		2.55	7/10/2013
	400,000	—		5.41	1/30/2014
	375,002	124,998	(1)	1.58	3/31/2015
	103,125	—		1.48	2/17/2016
James W. Pluntze	40,000	—		2.55	7/9/2013
	40,000	—		2.55	7/10/2013
	3,125	—		2.55	1/30/2014
	14,062	2,813	(2)	2.55	9/20/2014
	60,000	20,000	(3)	1.58	3/31/2015
	22,500	—		1.45	2/23/2016
	21,875	53,125	(4)	4.14	11/27/2016
Monique Cormier	8,970	5,105	(5)	1.80	8/9/2014
	3,750	1,250	(6)	1.58	3/31/2015
	24,166	15,834	(7)	1.55	8/31/2015
	12,500	—		1.48	2/17/2016
John J. Gavin, Jr.	—	—		—	—

(1)	Options for the purchase of approximately 13,889 shares vest and become exercisable each month until they are fully vested and exercisable on April 1, 2008.

(2)	Options for the purchase of approximately 351 shares vest and become exercisable each month until they are fully vested and exercisable on March 19, 2008.

(3)	Options for the purchase of approximately 2,222 shares vest and become exercisable each month until they are fully vested and exercisable on April 1, 2008.

(4)	Options for the purchase of approximately 1,562 shares vest and become exercisable each month until they are fully vested and exercisable on May 27, 2010.

(5)	Options for the purchase of approximately 729 shares vest and become exercisable each month until they are fully vested and exercisable on February 5, 2008.

(6)	Options for the purchase of approximately 139 shares vest and become exercisable each month until they are fully vested and exercisable on April 1, 2008.

(7)	Options for the purchase of approximately 833 shares vest and become exercisable each month until they are fully vested and exercisable on February 28, 2009.

The following table sets forth certain information for each of the Named Executive Officers concerning the number and value realized on the exercise of stock options during fiscal 2007.

OPTION EXERCISES

Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise
Name	(#)	($)(1)

Arthur P. Becker	—	—
James W. Pluntze	—	—
Monique Cormier	20,925	$112,945
John J. Gavin, Jr.	388,543	$1,574,555

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

Potential Payments Upon Termination or Change-in-Control

Under Mr. Becker’s employment agreement, if his employment is terminated (i) by reason of death or disability, (ii) by us with cause or (iii) due to his voluntary resignation, then he will receive no additional salary or benefits other than what has accrued through the date of termination.

If Mr. Becker’s employment is terminated without cause and he signs a general release of known and unknown claims in a form satisfactory to us, Mr. Becker will receive severance payments at his final base salary rate, less applicable withholding, until the earlier of (i) six months after the date of his termination without cause, or (ii) the date on which he first commences other employment.

On April 6, 2006, we entered into a Separation Agreement with Mr. Becker. The Separation Agreement provides that if his employment is terminated by us other than for cause (as defined), disability (as defined) or death, or by Mr. Becker for good reason (as defined) following a change of control (as defined), then we shall be obligated to (i) pay Mr. Becker as severance his annual base salary in effect on the date of termination for a period of six months, (ii) pay a lump sum bonus payment equal to his target bonus for the current fiscal year pro rated to the date of termination, (iii) pay any unpaid bonus from the prior fiscal year, (iv) pay all legal fees and expenses incurred by Mr. Becker in seeking to obtain or enforce any right provided by the Separation Agreement, and (v) reimburse Mr. Becker for COBRA payments for health and welfare benefits continuation if he elects COBRA coverage for a period of six months. Mr. Becker will not be entitled to the foregoing benefits if an equivalent benefit is received by him from another employer during the six month period following his termination. The Separation Agreement also provides that following a change of control (as defined) of NaviSite, all options and shares of restricted stock issued to Mr. Becker under our Amended and Restated 2003 Stock Incentive Plan or any other NaviSite stock incentive plan will become exercisable and vested in full on the date of the change of control.

Our obligation to provide the forgoing benefits is subject to the effectiveness of a general waiver and release from Mr. Becker in favor of us, our directors, officers, employees, representatives, agents and affiliates in a form satisfactory to us.

On April 6, 2006, we entered into a Separation Agreement with Ms. Cormier. The Separation Agreement provides that if her employment is terminated by us other than for cause (as defined), disability (as defined) or death, or by Ms. Cormier for good reason (as defined) following a change of control (as defined), then we shall be obligated to (i) pay Ms. Cormier as severance her annual base salary in effect on the date of termination for a period of six months, (ii) pay a lump sum bonus payment equal to her target bonus for the current fiscal year pro rated to the date of termination, (iii) pay any unpaid bonus from the prior fiscal year, (iv) pay all legal fees and expenses incurred by Ms. Cormier in seeking to obtain or enforce any right provided by the Separation Agreement, and (v) reimburse Ms. Cormier for COBRA payments for health and welfare benefits continuation if she elects COBRA coverage for a period of six months. Ms. Cormier will not be entitled to the foregoing benefits if an equivalent benefit is received by her from another employer during the six month period following her termination.

The Separation Agreement also provides that following a change of control (as defined) of NaviSite, all options and shares of restricted stock issued to Ms. Cormier under our Amended and Restated 2003 Stock Incentive Plan or any other NaviSite stock incentive plan will become exercisable and vested in full on the date of the change of control.

Our obligation to provide the forgoing benefits is subject to the effectiveness of a general waiver and release from Ms. Cormier in favor of us, our directors, officers, employees, representatives, agents and affiliates in a form satisfactory to us.

On July 31, 2007, we entered into a new Separation Agreement with Mr. Pluntze, which supersedes the Separation Agreement between us and Mr. Pluntze dated April 3, 2006. The Separation Agreement provides that if Mr. Pluntze’s employment is terminated by us other than for cause (as defined), disability (as defined) or death, or by Mr. Pluntze for good reason (as defined) following a change in control, then we shall be obligated to (i) pay to Mr. Pluntze as severance his annual base salary in effect on the date of termination for a period of six months, (ii) pay a lump sum bonus payment to Mr. Pluntze equal to his target bonus for the current fiscal year pro rated to the date of termination, (iii) pay to Mr. Pluntze any unpaid bonus from the prior fiscal year, (iv) pay all legal fees and expenses incurred by Mr. Pluntze in seeking to obtain or enforce any right provided by the Separation Agreement, and (v) reimburse Mr. Pluntze for COBRA payments for health and welfare benefits continuation if Mr. Pluntze elects COBRA coverage for a period of six months. Mr. Pluntze will not be entitled to the foregoing benefits if an equivalent benefit is received by Mr. Pluntze from another employer during the six month period following his termination.

The Separation Agreement also provides that upon a change in control (as defined) all options and shares of restricted stock granted or issued to Mr. Pluntze under our Amended and Restated 2003 Stock Incentive Plan or any other stock incentive plan of NaviSite shall become exercisable and vested in full on the date of the change in control.

Our obligation to provide the forgoing benefits is subject to the effectiveness of a general waiver and release from Mr. Pluntze in favor of us, our directors, officers, employees, representatives, agents and affiliates in a form satisfactory to us.

The following table summarizes payments that the Company would be required to make to each executive officer under the separation agreements in the case of (1) termination of the executive without cause and (2) termination related to a change in control of the Company. For the purposes of this table, we have assumed that each event occurred on July 31, 2007, the last business day of our last completed fiscal year.

	Payments for Termination		Payments for Termination upon
	Without Cause		Change in Control
	($)		($)
		Health		Accelerated	Health
Name	Severance(1)	Benefits(2)	Severance(1)	Vesting(3)	Benefits(2)

Arthur P. Becker	425,000	7,303	425,000	110,034	7,303
James W. Pluntze	212,500	7,998	212,500	177,723	7,998
Monique Cormier	150,000	2,643	150,000	21,030	2,643
John J. Gavin, Jr.	—	—	—	—	—

(1)	Severance is for six (6) months base pay and Fiscal Year 2007 target bonus.

(2)	Health Benefits are COBRA payments for six (6) months following termination.

(3)	Cost to accelerate vesting of options is the amount of stock compensation which would be recorded under FAS 123(R).

The following table summarizes compensation paid to our non-employee directors during fiscal 2007.

DIRECTOR COMPENSATION

	Fees Earned or
	Paid in Cash	Option Awards		Total
Name	($)	($)(1)		($)

James Dennedy	30,542	38,450	(2)	68,993
Thomas R. Evans	28,083	59,196	(3)	87,281
Andrew Ruhan	29,000	38,450	(4)	67,453
Larry Schwartz	30,542	38,450	(5)	68,996

(1)	Reflects the fiscal 2007 expense for stock option awards granted to the director in prior years and in fiscal 2007. Amounts reflect the compensation cost recorded in the fiscal 2007 consolidated financial statements for each named individual and includes grants made in previous years for which compensation expense is required to be recognized in accordance with SFAS 123(R). The expense has been calculated based on the grant date fair value of the respective awards using a Black-Scholes option pricing model. Please refer to footnote 3(m) in our consolidated financial statements filed on Form 10-K for the fiscal year ended July 31, 2007. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that might be realized by the named individuals.

(2)	Represents 115,000 options outstanding of which 108,750 are currently exercisable.

(3)	Represents 95,000 options outstanding of which 88,750 are currently exercisable.

(4)	Represents 80,000 options outstanding of which 73,750 are currently exercisable.

(5)	Represents 115,000 options outstanding of which 108,750 are currently exercisable.

On August 10, 2007, based upon the recommendation of the GNC Committee, the Board of Directors adopted the NaviSite, Inc. Amended and Restated Director Compensation Plan (the “Plan”). The Plan provides that each independent director and the Chairman of the Board shall be paid an annual fee of $36,000. In addition, the Plan provides that the chairman of the GNC Committee and the chairman of the Audit Committee shall each receive an additional annual fee of $15,000. Each member of the GNC Committee and the Audit Committee (other than the chair of each such committee) shall receive an additional annual fee of $7,500, and the Chairman of the Board shall receive an additional annual fee of $15,000. All annual fees shall be payable in quarterly installments. The Plan also provides that upon initial election to the Board, each independent director and the Chairman of the Board shall receive an initial grant of 31,500 shares of restricted common stock. The shares subject to the initial grant shall vest monthly over a period of thirty-six months. Upon re-election to the Board, each independent director and the Chairman of the Board shall receive a grant of 15,750 shares of restricted common stock. The members of the Audit Committee and the GNC Committee, and the Committee Chairs, will not receive any additional shares of restricted common stock as a result of their membership on such committees or position as a chair of such committee. The shares of restricted common stock subject to the annual grant shall vest monthly over a period of twelve months. Upon a change in control of the Company, the shares subject to the initial grant and the annual grant shall become fully vested.

During the 2007 fiscal year, Mr. Becker was not paid for service on the Board of Directors. In accordance with our previous director compensation policy, upon re-election to the Board of Directors, each of Messrs. Ruhan (Chairman), Evans, Dennedy and Schwartz received an option to purchase 15,000 shares of NaviSite common stock on December 12, 2006 at a purchase price per share of $4.82. The option vests monthly over a period of 12 months. In addition, under the director compensation policy, we paid Mr. Dennedy $8,000 for his service as Chairman of the Audit Committee and as a member of the GNC Committee; Mr. Evans $6,000 for his service on the Audit Committee and GNC Committee; Mr. Schwartz $8,000 as Chairman of the GNC Committee and member of the Audit Committee and Mr. Ruhan $7,000 as Chairman of the Board.

Apart from the arrangements discussed above, we do not pay any cash compensation to members of our Board of Directors for their services as members of the Board of Directors, although directors are reimbursed for their reasonable travel expenses incurred in connection with attending Board of Directors and committee meetings. Directors who are also NaviSite officers or employees are eligible to participate in the Amended and Restated 2003 Stock Incentive Plan.

Each member of the Board of Directors has entered into an indemnification agreement with us pursuant to which they will be indemnified by us, subject to certain limitations, for any liabilities incurred by them in connection with their role as directors of NaviSite.

ADDITIONAL INFORMATION

Compensation Committee Interlocks and Insider Participation

The members of the GNC Committee are Messrs. Dennedy, Evans and Schwartz, all of whom are independent directors. No member of the GNC Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of NaviSite or another entity.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of NaviSite’s annual financial statements for fiscal years ended July 31, 2006 and 2007, and fees billed for other services rendered by KPMG LLP.

	2006	2007

Audit Fees(1)	$557,750	$577,672
Audit-Related Fees(2)	55,600	68,750

Audit and Audit-Related Fees	613,350	646,422
Tax Fees(3)	65,000	65,000
All Other Fees(4)	10,000	7,100

Total Fees	$688,350	$718,522

(1)	Audit fees consisted principally of fees for the audit in accordance with the Standards of the Public Company Accounting Oversight Board (United States) and quarterly reviews of the consolidated financial statements. The audit fee for both fiscal years also includes fees for the review of, and consents included within, NaviSite’s registration statements and other SEC filings.

(2)	Audit-related fees consisted principally of fees for accounting consultation on proposed transactions.

(3)	Tax fees consisted principally of fees for tax compliance, tax planning and tax advice.

(4)	All other fees consisted of fees for consultation on employment tax matters.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre- approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Audit Committee Financial Expert

The Board of Directors has determined that James Dennedy is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. Mr. Dennedy is independent as defined in applicable Nasdaq listing standards.

Audit Committee Report

The Audit Committee of the Board of Directors has reviewed and discussed NaviSite’s audited financial statements for fiscal year 2007 with NaviSite’s management. The Audit Committee has discussed with KPMG, NaviSite’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 and has discussed with KPMG its independence. The Audit Committee also considered whether KPMG’s provision of non-audit services to NaviSite is compatible with maintaining KPMG’s independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in NaviSite’s Annual Report on Form 10-K for fiscal year 2007.

AUDIT COMMITTEE

James Dennedy, Chairman
Larry Schwartz
Thomas R. Evans

The information contained in the foregoing report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference into any of NaviSite’s previous or future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent specifically incorporated by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

Certain Relationships and Related Transactions

The Audit Committee approves all related party transactions to which NaviSite is a party.

SPCP Group, LLC and SPCP Group III LLC

In April 2006, we entered into a senior secured term loan and senior secured revolving credit facility, (the “Silver Point Debt”) with Silver Point Finance LLC, (“Silver Point”). The term loan consisted of a five year single-draw term loan in the aggregate amount of $70 million. Proceeds under the term loan were used to repay certain maturing debt and increase borrowing available for general corporate purposes. Borrowings under the term loan were guaranteed by the Company and all of its subsidiaries. During the first twelve months of the loan, we were required to make quarterly interest only payments to Silver Point. Commencing one year after the closing date of the loan, we were scheduled to begin making quarterly principal payments. The original maturity date of the Silver Point term Loan was April 11, 2011. Silver Point was entitled to prepayment of the outstanding balance under the term loan, if any, upon the occurrence of various events, including among others, if the Company sells assets and does not reinvest the proceeds in assets or receives cash proceeds from the incurrence of any indebtedness, has excess cash, or closes an equity financing transaction, provided that the first $10 million plus 50% of the remaining net proceeds from an equity financing was not subject to the mandatory prepayment requirement. Generally, prepayments were subject to a prepayment premium ranging from 8%-1% depending upon the timing of the prepayment.

Amounts outstanding under the Silver Point term loan bore interest at either a) 7% per annum plus, the greater of i) Prime Rate, and ii) the Federal Funds Effective Rate plus 3%, or b) 8% plus LIBOR. To the extent interest payable on the Term Loan a) exceeded the LIBOR rate plus 5% in year one or b) exceeded the LIBOR Rate plus 7% for the years thereafter, such amounts exceeding the threshold would have been capitalized and added to the outstanding principal amount of the Term Loan and bore interest. Outstanding amounts under the Silver Point revolving credit facility bore interest at either: a) 7% per annum plus, the greater of i) Prime Rate, and ii) the Federal Funds Effective Rate plus 3%, or b) 8% plus LIBOR. Interest was payable in arrears on the last day of the month for non-LIBOR rate loans, and the last day of the chosen interest period (one, two or three months) for LIBOR rate loans.

In connection with the Silver Point borrowing, the Company issued two warrants to purchase an aggregate amount of 3,514,933 shares of common stock of the Company at an exercise price of $0.01 per share. These warrants were not exercisable until after 90 days following the closing date of the Silver Point borrowings and will expire on April 11, 2016.

In February 2007, the Company entered into Amendment No. 4 and Waiver to Credit and Guaranty Agreement (the “Amendment”) with Silver Point. Under the Amendment, Silver Point provided to the Company an additional term loan in the original principal amount of $3,762,753, (the “Supplemental Term Loan”). The terms of the Supplemental Term Loan were identical to the original terms of the Silver Point debt. Amounts borrowed under the Supplemental Term Loan were used for working capital and other general corporate purposes.

In February 2007, in connection with the Amendment, the Company issued warrants to Silver Point to purchase an aggregate of 415,203 shares of common stock at an exercise price of $0.01 per share.

The Silver Point Debt was paid in full in June 2007.

At any time and from time to time until April 11, 2016, the warrantholders are entitled to demand and piggyback registration rights, whereby either warrantholder may request that we file a registration statement, or include within a registration statement to be filed, with the Securities and Exchange Commission for the warrantholders’ resale of the shares of common stock issuable upon exercise of the warrants.

SPCP Group, LLC and SPCP Group III LLC are no longer 5% stockholders of NaviSite.

Atlantic Investors, LLC

Atlantic Investors, LLC owns approximately 45% of our outstanding common stock.

Some of the members of our management group also serve as members of the management group of Atlantic Investors and its affiliates. Specifically, Andrew Ruhan, the Chairman of our Board, holds a 10% equity interest in Unicorn Worldwide Holdings Limited, a managing member of Atlantic Investors. Arthur Becker, our President and Chief Executive Officer and a member of our Board of Directors, is the managing member of Madison Technology LLC, a managing member of Atlantic Investors

In January 2003, we entered into a $10.0 million Loan and Security Agreement (“Atlantic Loan”) with Atlantic Investors. The Atlantic Loan bore interest at a rate of 8% per annum. In April 2006, the Company entered into an Amended and Restated Loan Agreement with Atlantic, in connection with and as a condition precedent to the Silver Point Debt, which amended and restated the existing loan agreement between the Company and Atlantic. Under the Atlantic amendment and related transaction documents, Atlantic agreed to i) reduce the availability of the Atlantic Loan to the amount outstanding as of April 2006 of $3.0 million and approximately $0.7 million of accrued interest; ii) agreed that this indebtedness shall become an unsecured obligation of the Company; iii) agreed to subordinate this indebtedness to amounts owed by the Company to Silver Point; and iv) agreed to extend the maturity date of the loan to the earlier of the date that is 90 days after the earlier of: (a) April 11, 2011, and (b) the date all obligations under the Silver Point Debt have been paid in full.

The principal and accrued interest of the Atlantic Loan from time to time became convertible into shares of the Company’s common stock at $2.81 per share, (the market price of our stock on April 11, 2006), 90 days following April 11, 2006.

In January 2007, Atlantic converted all of the remaining principal and accrued interest of $3,863,610 into 1,374,950 shares of the Company’s common stock.

On April 11, 2006, we entered into an unsecured subordinated Revolving Credit Agreement with Atlantic Investors, in connection with and as a condition precedent to the Silver Point Debt, whereby the Company established a subordinated revolving credit facility with Atlantic (the “Atlantic Facility”) in the amount not to exceed $5 million. Credit advances under the Atlantic Facility bore interest at either: (a) 7% per annum plus, the greater of (i) Prime Rate, or (ii) the Federal Funds Effective Rate plus 3%, or (b) 8% plus LIBOR. Interest was, at the Company’s option, to be paid in cash or promissory notes. All outstanding amounts under the Atlantic Facility shall be paid in full by the Company no later than the date that is 90 days after the earlier of: (a) April 11, 2011, and (b) the date all obligations under the Silver Point Debt have been paid in full.

The Atlantic Facility was terminated in connection with the Company’s debt refinancing in June 2007.

Hewlett-Packard Financial Services Company and Affiliates

Beginning April 1, 2004, we entered into an outsourcing agreement with ClearBlue Technologies (UK) Limited (“ClearBlue”) whereby, the Company will provide certain management services as well as manage the day-to-day operations as required by ClearBlue’s customers’ contracts. The Company charges ClearBlue a monthly fee of £4,700, plus 20% of gross profit (gross profit is revenue collected from ClearBlue customers, less the monthly fee), but in the event such calculation is less than $0, 100% of the gross profit shall remain with ClearBlue. During the fiscal year ended July 31, 2007, the Company charged ClearBlue approximately $243,000 under this agreement.

Hewlett-Packard Financial Services Company is no longer a 5% stockholder of NaviSite.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires NaviSite’s directors, executive officers and persons who own more than 10% of a registered class of NaviSite’s equity securities (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely upon review of copies of such reports, or other written representations from Reporting Persons, NaviSite believes that, during the fiscal year ended July 31, 2007, all Reporting Persons complied with all applicable requirements of Section 16(a) of the Exchange Act, except that Atlantic Investors, LLC filed a Form 4 on December 28, 2006 which reflected a conversion feature on a promissory note that first became exercisable on July 10, 2006.

Annual Report on Form 10-K

Concurrently with this Proxy Statement, NaviSite is sending a copy of its 2007 Annual Report on Form 10-K without exhibits to all of its stockholders of record as of October 22, 2007. The 2007 Annual Report contains NaviSite’s audited consolidated financial statements for the fiscal year ended July 31, 2007.

A copy of NaviSite’s Annual Report on Form 10-K (with all exhibits) for the fiscal year ended July 31, 2007 filed with the SEC may be accessed from the SEC’s website (www.sec.gov) or may be obtained without charge upon written request to NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810, Attention: Investor Relations.

Other Matters

The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters. Discretionary authority for them to do so is contained in the enclosed proxy card.

An adjournment of the Annual Meeting may be made from time to time by the chairman of the Annual Meeting or by approval of the holders of shares representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists. In their discretion, the proxies named in the proxy card are authorized to vote upon any adjournment of the Annual Meeting. However, no proxies voted against Proposal Nos. 2 or 3 will be voted in favor of adjournment of the Annual Meeting for the purpose of soliciting additional proxies with respect to any such proposal.

Stockholder Proposals

Proposals of stockholders intended to be presented in NaviSite’s proxy statement and form of proxy for the 2008 Annual Meeting of Stockholders in accordance with Rule 14a-8 under the Exchange Act (“Rule 14a-8”), must be received by NaviSite no later than July 16, 2008 in order to be included in NaviSite’s proxy statement and form of proxy relating to that meeting.

Under the By-Laws, proposals of stockholders intended to be submitted for a formal vote at NaviSite’s 2008 Annual Meeting of Stockholders (other than proposals intended to be included in NaviSite’s proxy statement and form of proxy in accordance with Rule 14a-8) may be made only by a stockholder of record who has given notice of the proposal to the Secretary of NaviSite at its principal executive offices no earlier than September 16, 2008 and no later than October 1, 2008.

By order of the Board of Directors,
Monique Cormier
Secretary

November 13, 2007

APPENDIX I

AMENDED AND RESTATED NAVISITE, INC. 1999 EMPLOYEE STOCK PURCHASE PLAN

The purpose of this 1999 Employee Stock Purchase Plan (the “Plan”) is to provide eligible employees of NaviSite, Inc. (the “Company”) with opportunities to purchase shares of the Company’s common stock, $.01 par value (the “Common Stock”). 516,666 shares of Common Stock in the aggregate have been approved for this purpose. This Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder and shall be interpreted consistent therewith.

1.	Administration.

The Plan will be administered by the Board of Directors of the Company (the “Board) or by a Committee appointed by the Board (the “Committee”). The Board or the Committee has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto shall be final and conclusive.

2.	Eligibility.

All employees of the Company, including Directors who are employees, and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Board or the Committee from time to time (a “Designated Subsidiary”), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase Common Stock under the Plan provided that: (a) they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and for more than five months in a calendar year; and (b) they have been employed by the Company or a Designated Subsidiary for at least six months prior to enrolling in the Plan; and (c) they are employees of the Company or a Designated Subsidiary on the first day of the applicable Plan Period (as defined below). No employee may be granted an option hereunder if such employee, immediately after the option is granted, owns, directly or indirectly, 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee.

3.	Offerings.

The Company will make one or more offerings (“Offerings”) to employees to purchase stock under this Plan. Unless otherwise determined by the Board or Committee, the first Offering after this amendment and restatement is approved by the stockholders of the Company will commence on January 1, 2008 and end on June 30, 2008. Unless otherwise determined by the Board or the Committee, subsequent Offerings will commence on the date after the end of the preceding Offering and will end on the last day of the sixth full month thereafter. Each such period is referred to as a Plan Period (a “Plan Period”). The Board or the Committee may, at its discretion, choose a different Plan Period for any Offerings.

4.	Participation.

An employee eligible on the first day of any Offering (an “Offering Commencement Date”) may participate in such Offering by completing and forwarding a payroll deduction authorization form to the employee’s appropriate payroll office prior to the enrollment deadline established by the Board or Committee. The form will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Period. Unless an employee files a new form or withdraws from the Plan, his or her deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. The term “Compensation” means the amount of money reportable on the employee’s Federal Income Tax Withholding Statement, excluding overtime, shift premium, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains on the

A-I

exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown on the employee’s Federal Income Tax Withholding Statement, but including, in the case of salespersons, sales commissions to the extent determined by the Board or the Committee.

5.	Deductions.

The Company will maintain payroll deduction accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction in any whole percentage (not less than 1% or more than 10%) or dollar amount not less than $10, or such lesser amount as the Board or Committee shall determine before the start of each Plan Period, of the Compensation he or she receives during the Plan Period or such shorter period during which deductions from payroll are made, provided that such percentage or amount may not result in total deductions of less than $100 for any Plan Period for any employee. No employee may be granted an Option which permits his rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and any subsidiaries, to accrue at a rate which exceeds $25,000 of fair market value of such Common Stock (determined at the Offering Commencement Date of the Plan Period) for each calendar year in which the Option is outstanding at any time.

6.	Deduction Changes.

An employee may decrease, increase or discontinue his payroll deduction once during any Plan Period, by filing a new payroll deduction authorization form. If an employee elects to discontinue his payroll deductions during a Plan Period, but does not elect to withdraw his funds pursuant to Section 8 hereof, funds deducted prior to his or her election to discontinue will be applied to the purchase of Common Stock on the Exercise Date (as defined below).

7.	Interest.

Interest will not be paid on any employee accounts, except to the extent that the Board or the Committee, in its sole discretion, elects to credit employee accounts with interest at such per annum rate as it may from time to time determine.

8.	Withdrawal of Funds.

An employee may at any time prior to the close of business on the last business day in a Plan Period and for any reason permanently draw out the balance accumulated in the employee’s account and thereby withdraw from participation in an Offering. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Plan Period. The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Board or the Committee.

9.	Purchase of Shares.

On the Offering Commencement Date of each Plan Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (“Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”), at the Option Price hereinafter provided for, the largest number of whole shares of Common Stock of the Company as does not exceed the number of shares determined by multiplying $2,083 by the number of full months in the Offering Period and dividing the result by the closing price (as defined below) on the Offering Commencement Date of such Plan Period. Except as otherwise provided herein, the purchase price for each share purchased will be 85% of the closing price of the Common Stock on (i) the first business day of such Plan Period or (ii) the Exercise Date, whichever closing price shall be less. Such closing price shall be (a) the closing price on any national securities exchange on which the Common Stock is listed, (b) the closing price on the Nasdaq Capital Market or (c) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal. If no sales of Common Stock were made on such a day, the price of the Common Stock for purposes of clauses (a) and (b) above shall be the reported price for the next preceding day on which sales were made.

A-II

Notwithstanding the foregoing, for purposes of the initial Plan Period, the purchase price for each share will be (i) 85% of the price at which the Common Stock is initially offered to the public or (ii) 85% of the closing price of the Common Stock on the Exercise Date, whichever price shall be less. Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of full shares of Common Stock reserved for the purpose of the Plan that his accumulated payroll deductions on such date will pay for, but not in excess of the maximum number determined in the manner set forth above. Any balance remaining in an employee’s payroll deduction account at the end of a Plan Period, other than amounts that would have otherwise been applied for the payment of fractional shares, will be automatically refunded to the employee.

10.	Issuance of Certificates.

Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship or (in the Company’s sole discretion) in the name of a brokerage firm, bank or other nominee holder designated by the employee. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing stock certificates.

11.	Rights on Retirement, Death or Termination of Employment.

In the event of a participating employee’s termination of employment prior to the last business day of a Plan Period, no payroll deduction shall be taken from any pay due and owing to an employee and the balance in the employee’s account shall be paid to the employee or, in the event of the employee’s death, (a) to a beneficiary previously designated in a revocable notice signed by the employee (with any spousal consent required under state law) or (b) in the absence of such a designated beneficiary, to the executor or administrator of the employee’s estate or (c) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate. If, prior to the last business day of the Plan Period, the Designated Subsidiary by which an employee is employed shall cease to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan.

12.	Optionees Not Stockholders.

Neither the granting of an Option to an employee nor the deductions from his pay shall constitute such employee a stockholder of the shares of Common Stock covered by an Option under this Plan until such shares have been purchased by and issued to him or her.

13.	Rights Not Transferable.

Rights under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution and are exercisable during the employee’s lifetime only by the employee.

14.	Application of Funds.

All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

15.	Adjustment in Case of Changes Affecting Common Stock.

In the event of a subdivision of outstanding shares of Common Stock, or the payment of a dividend in Common Stock, the number of shares approved for this Plan, and the share limitation set forth in Section 9, shall be increased proportionately, and such other adjustment shall be made as may be deemed equitable by the Board or the Committee. In the event of any other change affecting the Common Stock, such adjustment shall be made as may be deemed equitable by the Board or the Committee to give proper effect to such event.

A-III

16.	Merger.

In the event of a merger or consolidation of the Company with or into another corporation, or of a sale of all or substantially all of the assets of the Company, while unexercised Options remain outstanding under the Plan, (a) subject to the provisions of clauses (b) and (c), after the effective date of such transaction, each holder of an outstanding Option shall be entitled, upon exercise of such Option, to receive in lieu of shares of Common Stock, shares of such stock or other securities as the holders of shares of Common Stock received pursuant to the terms of such transaction; or (b) all outstanding Options may be cancelled by the Board or the Committee as of a date prior to the effective date of any such transaction and all payroll deductions shall be paid out to the participating employees; or (c) all outstanding Options may be cancelled by the Board or the Committee as of the effective date of any such transaction, provided that notice of such cancellation shall be given to each holder of an Option, and each holder of an Option shall have the right to exercise such Option in full based on payroll deductions then credited to his account as of a date determined by the Board or the Committee, which date shall not be less than ten (10) days preceding the effective date of such transaction.

17.	Amendment of the Plan.

The Board may at any time, and from time to time, amend this Plan in any respect, except that (a) if the approval of any such amendment by the stockholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made which would cause the Plan to fail to comply with Section 423 of the Code.

18.	Insufficient Shares.

In the event that the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, the Board or the Committee will allot the shares then available on a pro rata basis.

19.	Termination of the Plan.

This Plan may be terminated at any time by the Board. Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded.

20.	Governmental Regulations.

The Company’s obligation to sell and deliver Common Stock under this Plan is subject to listing on a national stock exchange or quotation on the Nasdaq Capital Market (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

21.	Governing Law.

The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law.

22.	Issuance of Shares.

Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company or from any other proper source.

23.	Notification upon Sale of Shares.

Each employee agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

A-IV

24.	Effective Date and Approval of Stockholders.

The Plan shall take effect on October 27, 1999 subject to approval by the stockholders of the Company as required by Section 423 of the Code, which approval must occur within twelve months of the adoption of the Plan by the Board.

Adopted by the Board of Directors as of November 8, 2007

A-V

PROXY
NAVISITE, INC.
400 MINUTEMAN ROAD
ANDOVER, MA 01810
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
     The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors’ proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Arthur P. Becker, James W. Pluntze and Monique Cormier, and each of them singly, with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of common stock of NaviSite, Inc. (“NaviSite”) held of record by the undersigned on October 22, 2007 at the Annual Meeting of Stockholders to be held on December 12, 2007 and any adjournments thereof. None of the following proposals are conditioned upon the approval of any other proposal.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.
PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

NAVISITE, INC.
C/O Computershare
P.O. BOX 8694
EDISON, NJ 08818-8694

Dear Stockholder:
     Please take note of the important information enclosed with this proxy. There are a number of issues related to the operation of NaviSite that require your immediate attention. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.
     Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage-paid envelope.
     Thank you in advance for your prompt consideration of these matters.
     ☑ Please mark votes as in this example.
A vote FOR the director nominees (Proposal No. 1), FOR the amendment and restatement of the 1999 Employee Stock Purchase Plan (Proposal 2) and FOR the ratification of the selection of KPMG LLP as independent registered public accounting firm (Proposal No. 3) is recommended by the Board of Directors.

1.	Election of Directors	Nominees: (01) Andrew Ruhan, (02) Arthur P. Becker, (03) James Dennedy, (04) Larry Schwartz, and (05) Thomas R. Evans	FOR ALL NOMINEES ☐		WITHHELD FROM ALL NOMINEES ☐

☐	For all nominees except as noted above

2.	Amendment and Restatement of 1999 Employee Stock Purchase Plan.		FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Ratification of the selection of KPMG LLP as independent registered public accounting firm for the fiscal year ending July 31, 2008.		FOR ☐	AGAINST ☐	ABSTAIN ☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.			MARK HERE FOR ADDRESS CHANGE OR COMMENTS AND NOTE ON REVERSE. ☐
     Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

Signature:	Date:

Signature:	Date:

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